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FOR IMMEDIATE RELEASE
March 14, 2000

                               Anker Hires New CFO

         Morgantown, WV - Anker Coal Group, Inc. announced today that David D. Struth has joined the Company as its Treasurer and Chief Financial Officer. For the past 15 years, Mr. Struth held various accounting and tax positions with Herr-Voss Industries, Inc. (formerly known as Salem Corporation) located in Pittsburgh, Pennsylvania. Most recently he served as Corporate Controller and Secretary, and was responsible for accounting and finance matters, external reporting, and tax planning and compliance for Herr-Voss Industries and its subsidiaries. Several of the subsidiaries of Herr-Voss Industries were engaged in the design, engineering and manufacture of coal processing and underground mining equipment. Mr. Struth graduated from Indiana University of Pennsylvania in 1983 with a Bachelor of Science in Business Administration. He also graduated magna cum laude with a Master of Science in Taxation from the Graduate School of Business at Robert Morris College in 1988.

         Anker Coal Group, Inc. and its subsidiaries produce and sell coal used principally for electric generation and steel production in the eastern United States.

         For information, contact Bruce Sparks, President, Anker Coal Group, Inc. at (304) 594-1616.